Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

— Raises 2010 EPS Guidance Range to $3.57 to $3.62

— Initiates 2011 EPS Guidance Range of $3.45 to $3.75

October 26, 2010 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the third quarter ended September 30, 2010. On revenue of $516 million, Oceaneering generated net income of $59.2 million, or $1.09 per share.

Oceaneering reported revenue of $484 million and net income of $49.8 million, or $0.90 per share, for the third quarter of 2009. For the second quarter of 2010, Oceaneering reported revenue of $464 million and net income of $54.3 million, or $0.98 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue	$516,274	$484,036	$464,303	$1,415,747	$1,369,819
Gross Margin	125,619	114,045	123,503	348,827	329,992
Operating Income	88,055	76,306	85,374	235,758	219,984
Net Income	$59,177	$49,839	$54,317	$152,737	$142,295

Diluted Earnings Per Share	$1.09	$0.90	$0.98	$2.77	$2.57

Year over year, quarterly earnings improved largely due to an increase in Subsea Products operating income. This was primarily attributable to higher demand for IWOCS services and Field Development Hardware and our successful efforts to lower manufacturing costs.

Sequentially, quarterly earnings increased mainly on better Subsea Products and Subsea Projects operating income results. Subsea Products improved on the strength of higher demand for IWOCS services and Field Development Hardware. Subsea Projects increased on additional vessel work for BP at the Macondo well site.

- more -

T. Jay Collins, President and Chief Executive Officer, stated, “We are extremely pleased with our record EPS performance for the quarter. This result is especially noteworthy in light of the low level of U.S. Gulf of Mexico (GOM) deepwater rig activity. Our EPS exceeded our guidance range and the First Call consensus estimate.

“During the quarter, we put four new ROVs into service and retired one. At the end of September, we had 252 vehicles in our fleet, compared to 243 a year ago. We expect to add at least six new ROVs to our fleet during the fourth quarter of 2010 to meet contract commitments. Our Subsea Products backlog at quarter-end was $308 million, compared to $347 million at the end of June and $328 million one year ago. In mid-October we secured a significant umbilical contract and anticipate our year-end 2010 products backlog will be higher than at the end of 2009.

“During the quarter we paid $20 million to retire our senior notes, invested $69.4 million in capital expenditures, and purchased 100,000 shares of our common stock at a cost of approximately $5.0 million. We also reduced our tax provision based on our 2010 estimated tax rate of 34.3%. At the end of the quarter, we had $148 million of cash, no debt, $300 million available under our revolving credit facility, and $1.3 billion of equity.

“Given our third quarter results and an improved fourth quarter outlook we now believe that our annual 2010 EPS performance will likely be the best in Oceaneering’s history and are raising our guidance range to $3.57 to $3.62 from $3.20 to $3.40. Compared to 2009, in 2010 we expect an increased profit contribution from Subsea Products, relatively flat ROV results, and lower Subsea Projects operating income.

“For the fourth quarter of 2010, we are forecasting EPS of $0.80 to $0.85. Our improved fourth quarter outlook since our last earnings call is based on our current forecast of additional: product throughput at our umbilical plants; IWOCS completion and workover service activity; and installation and inspection, repair and maintenance work for our deepwater vessels. The increased demand for deepwater vessel services is primarily attributable to work that was postponed while the BP Macondo project was underway.

“We are initiating 2011 EPS guidance with a range of $3.45 to $3.75, with the possibility of another record year. For our services and products, we anticipate international demand growth may more than offset lower demand in the GOM. Our assessment of international demand is that deepwater drilling and construction activity will increase, particularly in West Africa and Brazil. The major uncertainties we face heading into 2011 are when, at what pace, and to what level permits for GOM deepwater drilling projects will rebound.

“Compared to 2010, we anticipate ROV operating income will be higher in 2011 as we benefit from an increase in international demand for drill support services. We forecast Subsea Products operating income will be about the same year over year, as increased throughput at our umbilical plants is offset by lower sales of IWOCS services in the GOM. We expect Subsea Projects operating income will be lower in 2011 due to the completion in 2010 of BP Macondo project work.

“For 2011 we anticipate generating at least $325 million of cash flow, simply defined as net income plus depreciation and amortization. Our balance sheet and projected cash flow provide us with ample resources to invest in Oceaneering’s growth.

- more -

“Looking beyond 2011, our belief that the oil and gas industry will continue to invest in deepwater remains unchanged. There will undoubtedly be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deepwater, particularly in the Gulf of Mexico. However, the deepwater play remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater exploration, development, and production efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of adding at least six new ROVs to its fleet during the fourth quarter of 2010 to meet contract commitments; anticipation that its year-end 2010 products backlog will be higher than at the end of 2009; 2010 estimated tax rate of 34.3%; belief that its annual 2010 EPS performance will likely be the best in Oceaneering’s history based on third quarter results and an improved fourth quarter outlook; expectation that compared to 2009, there will be an increased profit contribution from

Subsea Products, relatively flat ROV results, and lower Subsea Projects operating income; forecasted EPS of $0.80 to $0.85 for the fourth quarter of 2010; forecast for the fourth quarter of additional product throughput at its umbilical plants, IWOCS completion and workover service activity, and installation and inspection, repair and maintenance work for its deepwater vessels; 2011 EPS guidance range of $3.45 to $3.75, with the possibility of another record year; anticipation that, for its services and products, international demand growth in 2011 may more than offset lower demand in the GOM; assessment of 2011 international demand that deepwater drilling and construction activity will increase, particularly in West Africa and Brazil; anticipation that compared to 2010, its 2011 ROV operating income will be higher on an increase in international demand for drill support services; forecast that Subsea Products operating income will be about the same year over year, as increased throughput at its umbilical plants will be offset by lower sales of IWOCS services in the GOM; expectation that Subsea Projects operating income will be lower in 2011 due to the completion of BP Macondo project work in 2010; anticipation of generating, during 2011, at least $325 million of cash flow, as defined, and the expectation that its balance sheet and this cash flow will provide ample resources to invest in the company’s growth; belief that the oil and gas industry will continue to invest in deepwater; belief that there will be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deepwater, particularly in the Gulf of Mexico; and belief that the deepwater play remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Wednesday, October 27, 2010 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2010	Dec. 31, 2009
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $148,250 and $162,351)	$900,295	$874,139
Net Property and Equipment	786,058	766,361
Other Assets	251,983	239,787

TOTAL ASSETS	$1,938,336	$1,880,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$440,051	$388,547
Long-term Debt	—	120,000
Other Long-term Liabilities	160,750	147,417
Shareholders’ Equity	1,337,535	1,224,323

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,938,336	$1,880,287

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30 2010	Sept. 30, 2009	Jun. 30, 2010	Sept. 30, 2010	Sept. 30, 2009
	(in thousands, except per share amounts)

Revenue	$516,274	$484,036	$464,303	$1,415,747	$1,369,819
Cost of services and products	390,655	369,991	340,800	1,066,920	1,039,827

Gross Profit	125,619	114,045	123,503	348,827	329,992
Selling, general and administrative expense	37,564	37,739	38,129	113,069	110,008

Income from Operations	88,055	76,306	85,374	235,758	219,984
Interest income	123	287	111	337	513
Interest expense	(117)	(1,714)	(3,878)	(5,636)	(6,303)
Equity earnings of unconsolidated affiliates, net	702	768	450	1,717	2,417
Other income (expense), net	(280)	1,028	1,507	245	2,304

Income before Income Taxes	88,483	76,675	83,564	232,421	218,915
Provision for income taxes	29,306	26,836	29,247	79,684	76,620

Net Income	$59,177	$49,839	$54,317	$152,737	$142,295

Net Income Attributable to Diluted Common Shares	$58,988	$49,491	$54,147	$152,181	$141,298
Weighted Average Number of Diluted Common Shares	54,332	55,058	55,185	54,910	54,999
Diluted Earnings per Share	$1.09	$0.90	$0.98	$2.77	$2.57

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30, 2010	Sept. 30, 2009	Jun. 30, 2010	Sept. 30, 2010	Sept. 30, 2009
				($ in thousands)

Remotely Operated Vehicles	Revenue	$164,727	$166,010	$166,677	$490,351	$481,648
	Gross Profit	$59,807	$61,694	$65,583	$187,153	$173,730
	Operating income	$51,514	$53,994	$57,537	$162,787	$152,525
	Operating margin	31%	33%	35%	33%	32%
	Days available	23,084	22,011	22,668	68,150	63,803
	Utilization	73%	79%	78%	75%	80%

Subsea Products	Revenue	$160,194	$132,748	$124,889	$396,486	$363,259
	Gross Profit	$48,176	$27,798	$38,808	$115,269	$86,725
	Operating income	$35,247	$14,054	$25,833	$76,735	$45,433
	Operating margin	22%	11%	21%	19%	13%
	Backlog	$308,000	$328,000	$347,000	$308,000	$328,000

Subsea Projects	Revenue	$75,002	$75,821	$51,763	$184,589	$220,913
	Gross Profit	$19,367	$22,000	$12,601	$41,283	$68,054
	Operating income	$17,101	$19,483	$10,313	$34,472	$60,323
	Operating margin	23%	26%	20%	19%	27%

Inspection	Revenue	$57,330	$57,582	$58,213	$166,049	$162,401
	Gross Profit	$11,146	$11,208	$11,721	$31,612	$32,272
	Operating income	$7,504	$7,296	$7,873	$20,097	$20,874
	Operating margin	13%	13%	14%	12%	13%

Advanced Technologies	Revenue	$59,021	$51,875	$62,761	$178,272	$141,598
	Gross Profit	$6,837	$7,713	$11,333	$26,072	$19,430
	Operating income	$2,858	$4,375	$7,342	$14,464	$10,378
	Operating margin	5%	8%	12%	8%	7%

Unallocated Expenses	Gross Profit	$(19,714)	$(16,368)	$(16,543)	$(52,562)	$(50,219)
	Operating income	$(26,169)	$(22,896)	$(23,524)	$(72,797)	$(69,549)

TOTAL	Revenue	$516,274	$484,036	$464,303	$1,415,747	$1,369,819
	Gross Profit	$125,619	$114,045	$123,503	$348,827	$329,992
	Operating income	$88,055	$76,306	$85,374	$235,758	$219,984
	Operating margin	17%	16%	18%	17%	16%

SELECTED CASH FLOW INFORMATION
	Capital expenditures including acquisitions	$69,377	$54,953	$58,675	$164,251	$145,051
	Depreciation and Amortization, including impairment charge	$41,051	$31,798	$34,099	$114,183	$89,512

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Jun. 30, 2010	Sept. 30, 2010	Sept. 30, 2009
	($ in thousands)

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$59,177	$49,839	$54,317	$152,737	$142,295
Depreciation and Amortization, including impairment charge	41,051	31,798	34,099	114,183	89,512

Subtotal	100,228	81,637	88,416	266,920	231,807

Interest Income/Expense, Net	(6)	1,427	3,767	5,299	5,790
Provision for Income Taxes	29,306	26,836	29,247	79,684	76,620

EBITDA	$129,528	$109,900	$121,430	$351,903	$314,217

	2010 Estimates		2011 Estimates
	Low	High	Low	High
	(in thousands)		(in thousands)

Net Income	$195,000	$200,000	$185,000	$205,000
Depreciation and Amortization, including impairment charge	150,000	150,000	140,000	145,000

Subtotal	345,000	350,000	325,000	350,000

Interest Income/Expense, Net	5,000	5,000	0	0
Provision for Income Taxes	105,000	105,000	100,000	110,000

EBITDA	$455,000	$460,000	$425,000	$460,000